EXHIBIT 99.1

Dionex Reports Record Net Sales and Earnings for the Second Quarter

SUNNYVALE, Calif., Jan. 29, 2009 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced record net sales and earnings for the second quarter and six months ended December 31, 2008.

For the second quarter of fiscal 2009, sales were $103.0 million, an increase of 5% compared with the $98.0 million reported in the same quarter of last year. Currency fluctuations reduced reported sales by $4.1 million this quarter, or 4%, compared with the second quarter of fiscal year 2008. When measured in local currencies, sales increased by 9% for the quarter. Diluted earnings per share were $0.93 for the second quarter, an increase of 21% compared to the $0.77 reported in the second quarter of last year.

For the first six months of fiscal 2009, sales were $196.5 million, an increase of 9% compared with the $180.5 million reported for the first six months of fiscal 2008. Overall, currency fluctuations increased our reported sales in the first six months of fiscal 2009 by approximately $900,000, or 1%, compared to the first six months of fiscal 2008. Diluted earnings per share were $1.57, an increase of 21% compared with the $1.30 reported in the first six months of fiscal 2008.

During the quarter, the Company repurchased 120,462 shares of its common stock for $5.9 million. In the first six months of fiscal 2009, the Company repurchased 322,046 shares of its common stock for $19.3 million. In the second quarter, the Company completed the acquisition of the AutoTrace product line from Caliper Life Sciences as reported previously.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, "We are very pleased to report such strong results for the second quarter of fiscal year 2009, given the current economic and currency environment. We reported the highest quarterly sales in the history of the Company, surpassing the $100 million mark for the first time. We also reported record earnings for the quarter, driven by solid operating margin expansion. We managed operating expenses very effectively allowing us to report these very solid results.

"We experienced strong local currency growth in two of our three major geographic regions and in both ion chromatography and HPLC. Sales in North America were down 2% for the quarter reflecting a weaker demand from our customers in this region. European sales were down 3% in reported dollars but grew in the mid-single digits in local currency. Sales in our Asia/Pacific region for the second quarter grew 26% in reported dollars and 27% in local currency.

"Global demand from our environmental, life sciences, chemical/petrochemical and power customers was up this quarter. Customer demand in our food/beverage and electronics markets was down this quarter driven by weaker end customer demand and economic concerns.

"We experienced mid-single digit sales growth in ion chromatography this quarter. The sales growth was strong and broad based, but was offset by the negative impact of the strengthening U.S. dollar. Our HPLC sales were also up in the mid-single digits this quarter compared with the second quarter last year. Given the weakening demand that we experienced in life sciences in North America and the negative impact of the strengthening U.S. dollar, we are very pleased with the overall growth reported for our HPLC product line. We continue to experience strong customer acceptance of our Ultimate 3000 products, especially the new Ultimate 3000 RSLC system.

"In the first six months of this fiscal year, we have performed very well growing our sales and earnings beyond our earlier expectations. We are seeing some effects from the economic slowdown, especially in our North American market and in certain countries outside of North America. In addition, we continue to have challenging comparisons on a reported dollar basis due to the strengthening of the U.S. dollar. Our estimates for fiscal year 2009 are based on the following assumptions: (1) currency rates will have a negative 5-6 percentage point impact on our reported sales for the second half of fiscal year 2009, if currency rates stay as they are now; (2) our gross margin will be in the range of 65%-67% in fiscal 2009; and (3) our tax rate for fiscal year 2009 should be in the range of 35%-36%. Thus, we estimate that net sales will be in the range of $95-$98 million for the third quarter of fiscal year 2009 and $385-$393 million for the full fiscal year 2009. We estimate that GAAP diluted earnings per share will be in the range of $0.71-$0.76 for the third quarter and $2.98-$3.10 for the full year."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the second quarter results in a conference call on Thursday, January 29, 2009, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, January 30, 2009 until 5:00 p.m. PT, Tuesday, March 31, 2009.

Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements Factors that may cause actual results to differ from these statements are foreign currency fluctuations, ability to attract and retain qualified personnel, economic conditions in the areas in which the company sells its products and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                           DIONEX CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              (In thousands, except per share amounts)
                              (Unaudited)

                        Three Months Ended         Six Months Ended
                          December 31,                December 31,
                      ----------------------   -----------------------
                         2008        2007         2008         2007
                      --------     --------    --------      --------

 Net sales            $ 103,041   $  98,038    $ 196,476    $ 180,461
 Cost of sales           33,471      31,832       64,195       60,528
                      ---------   ---------    ---------    ---------
 Gross profit            69,570      66,206      132,281      119,933
                      ---------   ---------    ---------    ---------
 Operating expenses:
   Selling,
    general and
    administrative       36,206      35,888       72,403       67,044
   Research and
    product
    development           7,451       7,568       14,480       14,169
                      ---------   ---------    ---------    ---------
     Total
      operating
      expenses           43,657      43,456       86,883       81,213
                      ---------   ---------    ---------    ---------
 Operating income        25,913      22,750       45,398       38,720
 Interest income,
  net                       266         263          451          730
 Other income
  (expense)                  23        (640)        (590)      (1,391)
                      ---------   ---------    ---------    ---------
 Income before
  taxes on income        26,202      22,373       45,259       38,059
 Taxes on income          9,176       7,544       16,417       13,080
                      ---------   ---------    ---------    ---------
     Net income       $  17,026   $  14,829    $  28,842    $  24,979
                      =========   =========    =========    =========
 Basic earnings
  per share           $    0.95   $    0.80    $    1.60    $    1.34
                      =========   =========    =========    =========
 Diluted earnings
  per share           $    0.93   $    0.77    $    1.57    $    1.30
                      =========   =========    =========    =========
 Shares used in
  computing
  per share amounts:
   Basic                 17,912      18,605       17,990       18,685
                      =========   =========    =========    =========
   Diluted               18,217      19,242       18,382       19,268
                      =========   =========    =========    =========

                            DIONEX CORPORATION
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                  AT DECEMBER 31, 2008 AND JUNE 30, 2008
                             (In thousands)
                                (Unaudited)
                                           December 31,     June 30,
                                              2008            2008
                                          ------------   ------------
 ASSETS
  Current assets:
    Cash, cash equivalents
     and short term investments             $ 71,907         $ 75,701
    Accounts receivable, net                  72,568           74,436
    Inventories                               31,880           31,627
    Other current assets                      25,900           25,276
                                            --------         --------
       Total current assets                  202,255          207,040
  Property, plant and
   equipment, net                             72,593           72,335
  Goodwill and other
   intangible assets                          37,568           33,133
  Other assets                                16,470           17,922
                                            --------         --------
                                            $328,886         $330,430
                                            ========         ========
 LIABILITIES AND
  STOCKHOLDERS' EQUITY
   Current liabilities:
     Notes payable                          $ 21,517         $ 21,805
     Accounts payable                         16,322           16,086
     Accrued liabilities                      52,603           53,563
     Income taxes payable                      4,614            5,873
     Accrued product warranty                  2,995            3,444
                                            --------         --------
       Total current liabilities              98,051          100,771
  Deferred income taxes and other             30,922           32,910
  Stockholders' equity                       199,913          196,749
                                            --------         --------
                                            $328,886         $330,430
                                            ========         ========

CONTACT:  Dionex Corporation
          Craig McCollam
          408-481-4107